                                                                    Exhibit 10.2


                            TAMARIX CAPITAL CORPORATION
                                 444 MADISON AVENUE
                                     38TH FLOOR
                             NEW YORK, NEW YORK  10022
                                TEL:  (212)644-4441
                                FAX:  (212) 644-5757


                         March 25, 1998



Trident Rowan Group, Inc.
2 Worlds Fair Drive
Somerset, NJ  08873

Attention:  Mr. Howard Chase

Dear Sirs:

     This letter shall constitute a novation of and, in all respects, supercedes our understanding and agreement with respect to the retention of Tamarix Capital Corporation ("Tamarix") as financial advisor to Trident Rowan Group, Inc. ("TRG"), reflected in our agreement, dated March 7, 1997, a copy of which is annexed. The term "Client" shall include TRG and its subsidiaries.

     1. Client hereby retains Tamarix to assist it in various financial matters, including restructuring Client's existing activities, raising capital, etc. This retention is subject to and shall commence on the first day of May, 1998, (the "Commencement Date") and shall continue for a period of one year thereafter, after which it can be renewed on the same terms for two successive one-year periods in the sole discretion of the Board of Directors of TRG.

     2. In consideration of the advisory services to be rendered by Tamarix and all expenses incurred in connection therewith, Client agrees to pay Tamarix $90,000 per year, payable in increments of $22,500 at the beginning of each quarter, the first payment being on the Commencement Date; provided, however, such payments shall be deferred until such time as TRG's Budget (as defined below) shall be fully funded for the twelve-month period following the date of the first of such payments. Interest shall accrue on all such deferred payments at the rate of 8% per annum and shall be paid to Tamarix when such deferred payments are paid. For purposes of this agreement, the term "Budget" shall mean that budget submitted to and approved by the Company's Board of Directors on March 18, 1998 and any modification or amendment thereof so approved, provided, however, the term "Budget" shall not be deemed to include any expense or revenue item relating to any existing or future operating subsidiary of the Company except home office charges treated as revenue items. As additional consideration for rendering the services contemplated hereunder, TRG shall issue to Tamarix 32,000 restricted shares of TRG common stock, the restrictions on which will lapse one year from the Commencement Date, and options to purchase 17,000 TRG common shares, exercisable at a price of $5.00 each and vesting one year from the Commencement Date. Such options shall in all other respects incorporate the terms and conditions relating to options issued to employees pursuant to its stock option plan for senior employees. Tamarix's ownership of the restricted shares vest on the date hereof, but shall be subject to restrictions and risk of forfeiture as provided herein, all lapsing twelve months from the date hereof; provided however such restrictions and risk of forfeiture shall earlier lapse in the event of the sale of substantially all of the assets, merger or consolidation of TRG to, with or into another entity with which neither it, Tamarix nor Mark S. Hauser immediately prior thereto is affiliated. The restrictions
          referred to above are:   Tamarix may not sell, transfer or hypothecate
          any of the restricted shares for a period of one year from the date of the agreement.

     3. Tamarix has advised TRG of its intention to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to treat all of the restricted shares as taxable to Tamarix in 1998, utilizing the mean average of the quoted bid and asked prices of TRG's common shares on March 25, 1998, less an appropriate discount to reflect the restrictions described in paragragh 2. above, for that purpose (the Section "83(b) Price"). Tamarix, by written notice given to TRG, given at least 30 days prior to April 15, 1999, may put up to 40% of the restricted shares to TRG at the Section 83(b) Price; provided, however, TRG's obligation to purchase the restricted shares pursuant to the exercise of the put shall be subject to the availability of funding for TRG's Budget, as in effect on April 15, 1999, for the twelve months next following that date, plus sufficient additional funding to cover the cost of the put.

     4. Nothing herein contained shall operate as a bar to Tamarix continuing to engage in those business activities in which it is currently engaged or as a bar to it engaging in any future merchant banking and real estate investment or services activities, whether in the United States, Italy or elsewhere, including, but not limited to, Tamarix engaging in merchant banking and real estate investment or services activities in Italy with any person, firm or corporation, including, but not limited to, Unione Fiduciaria, Messrs. Bonazzi and Manetti, Carey Winston, Norman S.r.l., and persons introduced by them to Tamarix.

     5. TRG hereby acknowledges that, pursuant to that certain agreement, dated March 7, 1997, which agreement this agreement supercedes, there remains due and owing by TRG to Tamarix certain fees and reimbursable expenses, which fees and expenses TRG hereby acknowledges are due and owing.

     6. This agreement, shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York applicable to instruments made and to be performed entirely within such State.

     7. This agreement may be modified only in writing signed by both parties to be charged hereunder.

     8. Each party shall pay its own expenses in connection with the negotiation and execution of this agreement.


                         *               *               *

     If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

     We appreciate this opportunity to be of service and are looking forward to working with you on this matter.


                         Very truly yours,

                         TAMARIX CAPITAL CORPORATION



                         ----------------------------------
                         Mark S. Hauser



Agreed and Accepted
as of the Effective Date

TRIDENT ROWAN GROUP, INC.



By:
   -------------------------------
          Howard E. Chase



                                          3